Exhibit 99.1

Ocean Power Technologies Announces Third Quarter Fiscal 2020 Results

Increased Revenue Compared to Prior Year by 171% and new PB3
PowerBuoy® shipped to Chile for Deployment

Investor Conference Call and Webcast on March 10, 2020 at 11:00 A.M. ET

Monroe Township, N.J., March 9, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced financial results for the third quarter of fiscal year 2020 ended January 31, 2020.

Recent Operational Highlights

●	Increased Revenue Compared to Prior Year by 171%- as a result of revenue generated from the Enel Green Power (“EGP”) project in Chile.

●	Adriatic Sea PB3 PowerBuoy® Lease Extended – After more than a year of continuous and error-free operation in support of Eni’s goal of decarbonizing oil and gas operations using renewable technologies, the PB3 PowerBuoy® will be redeployed to provide carbon-free power to a project exploring the potential of future ecologically sustainable life-extension strategies for oil and gas platforms at the end of their productive phase.

●	PB3 PowerBuoy® Shipped to Chile – OPT shipped a PB3 PowerBuoy® to Chile under a pair of contracts including the company’s first product sale and the installation of a turn-key ocean-based laboratory power and communications solution. Anticipated FY2020 revenues from the project are nearly $1.8 million.

●	Joint Development of World’s First Carbon-Free AUV Residency Solution – OPT is developing world’s first carbon-free subsea residency solution for autonomous underwater vehicles (AUVs) with Modus Seabed Intervention and Saab Seaeye and jointly pursuing U.S. government development and demonstration funding.

●	Partnership with Asian Government Contractor – OPT has signed a letter of intent with Taiwan-based BAP Precision to provide PowerBuoy® joint surveillance solutions for government agency contract pursuits for policing territorial waters.

●	Sales & Business Development Leadership Additions – OPT welcomed Jeffrey Wiener as Vice President of Global Sales and Philipp Stratmann as Vice President of Global Business Development.

●	Safety Milestone – OPT’s ongoing commitment to fostering and maintaining a culture of safety marked more than 1000 consecutive days safe.

Management Commentary

“We delivered substantial revenue growth in the quarter as the result of our first PowerBuoy® sale, demonstrating our commitment to commercializing OPT’s unique, wave-power based renewable energy solution,” said George Kirby, OPT President and Chief Executive Officer. “Our primary focus at this time is on converting multiple groundbreaking technologies into commercial opportunities. At the same time, we continue to dedicate substantial resources to developing new applications and partnering with customers and symbiotic technology providers focused on autonomous offshore power and communications solutions.”

“We are also fostering repeat business with customers. “It’s validating to work closely with a company like Eni, which is fiercely committed to decarbonizing its operations, to utilize our solutions for multiple applications.” Kirby added. “There is a real desire for carbon reducing autonomous offshore power and communications solutions and we’re really just beginning to tap into those possibilities.

Third Quarter FY 2020 Financial Review

Revenue for the third quarter of fiscal 2020 was $725,000, an increase of $457,000 as compared to $268,000 for the prior-year period. The increase was attributable to revenue generated from the EGP project. Cost of revenues increased $281,000 to $681,000, as compared to $400,000 during the three months ended January 31, 2019. Cost of revenues for the three months ended January 31, 2020 included higher upfront spending and material costs on the new customer revenue-generating project with EGP. The net loss for the third quarter of fiscal 2020 was $2.9 million, as compared to a net loss of $2.6 million for the prior-year period. The increase in net loss was mainly attributable to a delay in receipt of funds from the sale of net operating losses credits and was partly offset by lower spending in engineering and product development costs.

Fiscal First Nine Months 2020 Financial Review

Revenue for the first nine months of fiscal 2020 was $1,131,000, an increase of $691,000 as compared to $440,000 for the prior-year period. The increase was attributable to revenue generated from the EGP project. Cost of revenues increased $155,000 to $1,335,000, as compared to $1,180,000 during the nine months ended January 31, 2019. This is a result of increased costs associated with new projects, including EGP, and was offset by lower spending on both the Eni and Premier Oil projects as compared to the same period in fiscal 2019. The net loss for the first nine months of fiscal 2020 was $9.1 million, compared to a net loss of $9.7 million for the prior-year period. The decrease in net loss was mainly attributable to higher revenues and decreased spending in engineering and product development costs as well as a decreased spending in selling, general and administrative costs, which were partly offset by a delay in receipt of funds from the sale of net operating losses credits.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and restricted cash were $10.8 million as of January 31, 2020, down $6.4 million from April 30, 2019. Net cash used in operating activities during the nine months ended January 31, 2020, was $8.6 million, a decrease of $1.3 million compared to $9.9 million during the nine months ended January 31, 2019.

Conference Call & Webcast

OPT will host a conference call and webcast to review its financial and operating results on Tuesday, March 10, 2019, at 11:00 A.M. Eastern Time. Interested parties may access the conference call by dialing 877-407-8291 (toll-free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com/investor-relations.

A digital replay will be available by telephone approximately two hours after the completion of the call and until June 10, 2020 and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13694019. The webcast will also be archived on the OPT website investor relations page.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® solution platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Contact Information

Investors:

609-730-0400 x401

InvestorRelations@oceanpowertech.com

Media:

609-730-0400 x402

MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2020	April 30, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,877	$16,660
Restricted cash- short-term	707	344
Accounts receivable	70	63
Contract assets	35	15
Other current assets	1,095	537
Total current assets	11,784	17,619
Property and equipment, net	536	592
Right-of-use asset, net	1,215	-
Restricted cash- long-term	221	155
Total assets	$13,756	$18,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118	$312
Accrued expenses	2,208	1,938
Contract liabilities	295	188
Warrant liabilities	-	6
Right-of-use liability- current	222	-
Total current liabilities	2,843	2,444
Right-of-use liability	1,139	-
Deferred rent	-	147
Total liabilities	3,982	2,591
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 8,699,319 and 5,425,517 shares, respectively	9	5
Treasury stock, at cost; 4,251 and 3,770 shares, respectively	(302)	(301)
Additional paid-in capital	229,167	226,026
Accumulated deficit	(218,917)	(209,784)
Accumulated other comprehensive loss	(183)	(171)
Total stockholders’ equity	9,774	15,775
Total liabilities and stockholders’ equity	$13,756	$18,366

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2020	2019	2020	2019

Revenues	$725	$268	$1,131	$440
Cost of revenues	681	400	1,335	1,180
Gross profit/(loss)	44	(132)	(204)	(740)

Operating expenses:
Engineering and product development costs	896	1,382	3,403	4,105
Selling, general and administrative costs	2,093	2,008	5,629	5,909
Total operating expenses	2,989	3,390	9,032	10,014
Operating loss	(2,945)	(3,522)	(9,236)	(10,754)

Gain due to the change in fair value of warrant liabilities	-	47	6	183
Interest income, net	27	2	102	23
Foreign exchange gain/(loss)	(1)	12	(5)	(43)
Loss before income taxes	(2,919)	(3,461)	(9,133)	(10,591)
Income tax benefit	-	850	-	850
Net loss	$(2,919)	$(2,611)	$(9,133)	$(9,741)
Basic and diluted net loss per share	$(0.46)	$(2.72)	$(1.40)	$(10.46)
Weighted average shares used to compute basic and diluted net loss per share	6,318,162	959,287	6,543,500	931,052

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended January 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(9,133)	$(9,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	5	43
Depreciation and amortization	263	135
Compensation expense related to stock option grants and restricted stock	225	200
Gain due to the change in fair value of warrant liabilities	(6)	(183)
Changes in operating assets and liabilities:
Accounts receivable	(7)	105
Unbilled receivables	-	71
Contract assets	(20)	(85)
Other assets	19	(203)
Accounts payable	(194)	(116)
Accrued expenses	257	281
Deferred rent	-	5
Deferred credit payable	-	(600)
Unearned revenue	-	(18)
Change in lease liability	(147)	-
Contract liabilities	107	256
Net cash used in operating activities	(8,631)	(9,850)
Cash flows from investing activities:
Purchases of marketable securities	-	(25)
Maturities of marketable securities	-	50
Purchase of computers, equipment and furniture	(61)	(54)
Net cash used in investing activities	(61)	(29)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	-	464
Proceeds from issuance of common stock- Aspire financing net of issuance costs	850	-
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	1,520	-
Costs associated with exercise of pre-funded warrants	(16)	-
Payment of capital lease obligations	-	(23)
Acquisition of treasury stock	(1)	(1)
Net cash provided by financing activities	2,353	440
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(15)	(58)
Net decrease in cash, cash equivalents and restricted cash	(6,354)	(9,497)
Cash, cash equivalents and restricted cash, beginning of period	17,159	12,225
Cash, cash equivalents and restricted cash, end of period	$10,805	$2,728